Exhibit 10.9

Okta, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Okta, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a) Annual Retainer for Board Membership: $30,000 for general availability and participation in meetings and conference calls of the Company’s Board of Directors (the “Board of Directors”).

(b) Lead Independent Director: $20,000 per year for services as the Lead Independent Director of the Board of Directors.

(c) Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chairperson:	$8,000
Nominating and Corporate Governance Committee member:	$4,000

(d) Initial Cash Retainer. The initial cash retainer for the Company’s 2018 fiscal year shall be paid out in quarterly cash payments commencing after the Company’s Initial Public Offering (as defined in the Company’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”)), provided, however, that the amount of the first quarterly cash payment shall be prorated based upon the period of time remaining in the Company’s fiscal quarter in which the Initial Public Offering occurs.

(e) For purposes of clarity, all cash retainers for subsequent fiscal years shall be paid on a quarterly basis.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or the Compensation Committee) and will be made in accordance with the following provisions:

(a) Revisions. The Board of Directors or the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board of Directors or the Compensation Committee determines to make any such change or revision.

(b) Initial Equity Grant. Other than Outside Directors that are serving on the Board as of the Initial Public Offering, upon first being appointed to the Board, an Outside Director shall receive an initial grant of restricted stock units under the 2017 Plan having a Fair Market Value (as defined in the 2017 Plan) of $350,000 as of the date of grant. The restricted stock units subject to the initial equity grant shall vest in three equal annual installments on each anniversary of the date on which the Outside Director was appointed to the Board, subject to such director’s continued service as a director through such vesting dates.

(c) Annual Equity Grant. Each Outside Director shall receive an annual equity grant of restricted stock units under the Company’s 2017 Equity Incentive Plan having a Fair Market Value of $200,000 as of the date of grant. The restricted stock units shall vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date before the next regular annual shareholders meeting, in either case subject to such director’s continued service as a director through such vesting date. The first initial annual equity grant shall be made upon the Initial Public Offering. All subsequent annual equity grants shall be made to Outside Directors who are elected/re-elected at the Company’s annual shareholders meeting on the date of such annual meeting.

(d) Acceleration. All restricted stock units granted pursuant to this Policy shall vest in full immediately prior to, but conditioned upon, the closing of a Sale Event (as defined in the 2017 Plan).

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof.

ADOPTED: February 22, 2017